ADMINISTRATIVE SERVICES AGREEMENT
     Pacific Life Insurance Company (“Pacific Life”) (the “Company”) and Legg Mason Investor Services, LLC, (“LMIS”) (the “Distributor”) mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”) dated April 3, 2007.
     WHEREAS, the Distributor serves as the Distributor of shares of the Legg Mason Partners Variable Aggressive Growth Portfolio, a Maryland corporation, and Legg Mason Partners Variable Mid Cap Core Portfolio, a Maryland corporation. (each a “Fund”, collectively the “Funds”), each an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Company are the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”); and
     WHEREAS, the Company have entered into a participation agreement, dated April 3, 2007 (the “Participation Agreement”), with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios, listed in on Schedule A, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of the Company’ separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value; and
     WHEREAS, the Company desire to provide certain administrative and recordkeeping services to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios, which services will result in substantial savings to the Fund (“Administrative Services”); and
     WHEREAS, the Company desires to be compensated by the Distributor for providing such Administrative Services; and
     WHEREAS, the Distributor desires to retain the Company to provide such services and to compensate the Company for providing such services;
     NOW THEREFORE, the Parties agree as follows:
Section I — Representations and Warranties
     (A) The Company represents and warrants that each is an insurance company licensed under the laws of the State of Nebraska.
     (B) The Distributor represents and warrants that it is duly registered as a broker-dealer Securities Act of 1934, as amended, and will remain duly registered under all applicable federal and state securities laws.

Section II — Administrative Services; Payments
     (A) The Company shall perform all Administrative Services with respect to Contract owner values and the Company’s assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:
          (1) Maintaining separate records for each Contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances attributable to such Contract owners. The Company will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of the Company (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.
          (2) Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.
          (3) Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.
          (4) Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Contract owners.
          (5) Generating written confirmations to Contract owners, to the extent required by law.
          (6) Administering the distribution to existing Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.
          (7) Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.
     (B) In consideration of the Company performing the Administrative Services, the Distributor agrees to pay or cause to be paid to the Company, quarterly, an administrative services fee at the annual rate provided in Schedule A of the average daily net assets of Portfolio shares held by the Company pursuant to the Participation Agreement. The Company agrees that it will not seek reimbursement for expenses for performing the Administrative Services under the Fund’s Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act (where applicable). In addition, the Company represents and agrees that no charge imposed by it on Contract owners is specifically intended or designed to compensate the Company for the Administrative Services for which payment is made by the Fund under this Administrative Service Agreement.

     (C) The payment to the Company shall be calculated by Company at the end of each calendar quarter and invoiced to the Distributor. The Distributor will pay the Company within 30 days after receipt of such invoice.
     (D) The Company will furnish to the Distributor or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Directors concerning this Agreement, as well as any other reports or filing that may be required by law.
Section III — Nature of Payments for Administrative Services
The parties to this Agreement recognize and agree that the Distributor’s payments to the Company are for administration services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares; and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by the Distributor to the Company pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of the Distributor’s bona fide profits from serving as distributor to the Fund or of the actual costs to the Company of providing administration services to the Fund.
Section IV — Maintenance of Records
Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of the Distributor or the Fund, the Company will provide the Distributor, the Fund or the representative of either, copies of all such records.
Section V — Term and Termination
     (A) This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated.
     (B) This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company without penalty, upon sixty (60) days’ prior written notice to the other party.
Section VI — Amendment; Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the administrative services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VII — Notices
     All notices and other communications to either the Company or the Distributor will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach CA 92660
Attention: General Counsel
Legg Mason Investor Services, LLC.
300 First Stamford Place
Stamford, CT, 06902
Attention: Joel Sauber
Section VIII — Miscellaneous
     (A) Successors and Assigns. This Agreement shall be binding upon the parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.
     (B) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties, as well as the Fund.
     (C) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
     (D) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of law principles thereof.
     (E) Severability. This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of April 3, 2007.

Pacific Life Insurance Company

By:

Khanh T. Tran
Title:	Executive Vice President and
Chief Financial Officer

ATTEST:	Audrey Milfs, Corporate Secretary
Legg Mason Investor Services, LLC

By:

Title:

SCHEDULE A

Administrative
Fund Name	Trust Name	CUSIP	Services fees
Legg Mason Partners Variable Aggressive Growth Portfolio (Class II)	Legg Mason Partners Variable Equity Trust	TBD 4/27/07	35 bps annual compensation on assets up to and including $250MM (includes 12b1 which is currently 25 bps, and a service see of 10 bps)

40 bps annual compensation on assets in excess of $250MM (includes 12b1 which is currently 25 bps, and a service fee of 15 bps)

Legg Mason Partners Variable Mid Cap Core Portfolio (Class II)	Legg Mason Partners Variable Equity Trust	TBD 4/27/07	35 bps annual compensation on assets up to and including $250MM (includes 12b1 which is currently 25 bps, and a service fee of 10 bps)

40 bps annual compensation on assets in excess of $250MM (includes 12b1 which is currently 25 bps, and a service fee of 15 bps)